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Contact: Jason Rubin
(610) 344-0200

FOR IMMEDIATE RELEASE

                      Cephalon and Schering-Plough Conclude
                   Alzheimer's Disease Research Collaboration

         West Chester, PA -- January 16, 1997 -- Cephalon, Inc. (NASDAQ: CEPH) announced today that Schering-Plough Corporation (NYSE: SGP) will discontinue its funding of the companies' research collaboration to develop compounds for the treatment of Alzheimer's disease.

         The collaboration has been focused on the development of protease inhibitors that prevent the secretion of beta-amyloid peptide, a major component of the neuritic plaques that cause neuronal death in patients with Alzheimer's disease. Schering-Plough has been Cephalon's collaborator in this area since 1991.

         "Protease inhibitors that significantly reduce beta-amyloid secretion represent important therapeutic leads directed at the underlying pathogenesis of Alzheimer's disease, " said Frank Baldino, Jr., Ph.D., Cephalon's president and chief executive officer. "We have made substantial progress based upon this approach, and are grateful to Schering-Plough for its long-standing financial support for this program. We remain committed to pursuing this therapeutic approach to treating Alzheimer's disease."

         Other provisions of the companies' agreement continue, including Cephalon's non-exclusive right to use the technology developed in the program and the right to receive royalties on net sales of any products licensed exclusively to Schering-Plough under the agreement.

         Approximately 4 million people in the United States suffer from Alzheimer's disease today. The age-dependent nature of the disorder indicates that an ever-increasing percentage of the population will be affected by Alzheimer's disease as the population ages.

         Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company that discovers, develops and markets products to treat neurological disorders. The company is developing products for the treatment of ALS, narcolepsy, peripheral neuropathies, Alzheimer's disease, head and spinal injury, and stroke, and currently copromotes two products in the United States for the treatment of neurological conditions.

         This news release may contain forward-looking statements that involve risks and uncertainties. A full discussion of Cephalon's operations and financial condition, including factors that may affect the company's business and future prospects, is contained in documents the company files with the SEC, such as form 10-Q and 10-K reports. These documents identify important factors that could cause the company's actual performance to differ from current expectations.